Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-124519, 333-100012 and 333-48514 on Form S-8 of our report dated March 22, 2006 (August 8, 2006 as to the effects of the restatement discussed in Note 17) relating to the consolidated financial statements of @Road, Inc. and its subsidiaries (collectively the “Company”), our report dated March 22, 2006 relating to the consolidated financial statement schedule and our report dated March 22, 2006 (August 8, 2006 as to the effects of the material weakness relating to the income tax provision described in the fifth paragraph of Management’s Report on Internal Control Over Financial Reporting (as revised)) relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) all appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Jose, California
August 8, 2006